Exhibit 99

AT THE COMPANY	FINANCIAL RELATIONS BOARD
Dan Bevevino	Joe Calabrese	Julie Tu

Vice President & CFO	General Contact	Analyst Information

(724) 387-5235	(212) 827-3772	(212) 827-3776

RESPIRONICS REPORTS RECORD FINANCIAL RESULTS
FOR FISCAL YEAR 2007 FIRST QUARTER,
ACHIEVES 17 PERCENT GLOBAL SLEEP THERAPY GROWTH

MURRYSVILLE, PA, October 26, 2006—RESPIRONICS, INC. (NASDAQ/NMS Symbol: RESP) today announced record financial results for the three months ended September 30, 2006.

FINANCIAL RESULTS

Three Months Ended September 30, 2006
Net sales for the first quarter totaled $266.6 million, up 11 percent over the $240.2 million achieved in the first quarter a year ago.

Domestic revenues increased 9 percent from $166.0 million in the first quarter a year ago to $181.6 million in the current year’s first quarter. The Company’s domestic revenue gains were led by a year-over-year increase of $14.4 million, or 15 percent, in domestic sleep therapy products. This increase in sleep therapy revenues was achieved as the Company continued to execute on its planned transition to the new M-Series platform of positive airway pressure devices. The Company’s Alice® 5 Sleep Diagnostics System continues to gain market share in sleep labs, posting $5.8 million of revenues in the first quarter which represents 41 percent year-over-year growth.

International revenues totaled $85.0 million for the first quarter, a 15 percent increase over the $74.2 million reported a year ago, led by 27 percent growth in the sleep therapy market. The Company also achieved 31 percent growth in its hospital products in the international markets. International revenues represented 32 percent of total revenues during the quarter.

On a global basis, sleep therapy revenues grew by 17 percent during the first quarter, from $131.1 million to $153.9 million. Global hospital ventilation sales grew by 14 percent, from $28.4 million to $32.3 million in the first quarter of fiscal year 2007.

Net income for the current quarter was $22.1 million, or $0.30 per diluted share, including stock compensation expenses totaling $3.0 million on a pre-tax basis, or $0.03 per diluted share after tax. This represents 18 percent earnings per share growth compared to the $0.25 per diluted share reported in the prior year first quarter. The prior year first quarter included $2.8 million of stock compensation expenses on a pre-tax basis, or $0.03 per diluted share after tax. Excluding the impact of stock compensation expense in the current year first quarter, net income was $24.2 million, or $0.33 per diluted share. This represents a 17 percent increase over the $0.28 per diluted share reported a year ago, excluding stock compensation expense.

During the current year first quarter the Company incurred $1.7 million of restructuring and acquisition-related expenses, primarily associated with the previously announced closure of its Galway, Ireland manufacturing facility and the integration of acquired companies. These expenses are included in the Company’s GAAP-basis $0.30 per diluted share and the $0.33 per diluted share excluding stock compensation expenses reported above.

The Company also noted that it expects to conduct a limited, voluntary product recall of a heated humidifier device used with its older legacy CPAP systems. The Company is currently in discussion with the FDA regarding this action and will finalize its proposed course of action after these conversations are completed. Included in the Company’s general and administration expense is an additional charge associated with this anticipated action. The Company has incorporated the anticipated impact of the recall into its fiscal year 2007 guidance. In total, the Company expects that approximately 172,000 humidifiers, produced three to five years ago, are affected, and it estimates a cost impact of approximately $5.0 million. This amount is accrued in the Company’s consolidated balance sheet as of September 30, 2006 and includes provisions that were made during the first quarter as well as prior periods, through warranty expense. The Company noted that these estimates and related accruals are all subject to FDA approval of the Company’s plan of action with respect to the recall.

The Company’s increase in earnings per share in the current year is primarily the result of sales growth and operating margin increases versus the prior year. With the financial information included in this press release, the Company provides a tabular reconciliation of GAAP net income with net income excluding the impact of stock compensation expenses.

COMMENTS FROM MANAGEMENT
Quarterly Results
John Miclot, President and Chief Executive Officer commented, “We are pleased to be reporting another quarter of record revenues and profits to begin our 2007 fiscal year. During the quarter, we continued our plan to transition to our new M-Series family of sleep therapy devices, and we are encouraged by the strong acceptance of these product offerings. As of the end of our first fiscal quarter, all models in the new series have been released, including our Bi-level devices which were introduced at the end of September. We would expect to complete the domestic transition by the end of the second quarter. On a global basis, our sleep therapy revenues increased by 17 percent. We also achieved another exceptional quarter of sleep diagnostic growth in the domestic marketplace, with growth in this segment exceeding 40 percent as we continue our focus on the sleep labs and clinical sleep medicine community. The Company is continuing its research and development efforts in the obstructive sleep apnea area and expects to release several new patient interfaces during fiscal year 2007.”

Mr. Miclot further stated, “During the quarter we introduced BiPAP® FocusTM, our new non-invasive ventilation device for hospital use. This unit includes an improved clinician interface, smaller design and other enhancements for basic applications of non-invasive ventilation in the critical care setting. Also, in the hospital group during the quarter, our cardio-respiratory monitoring product line delivered strong growth as our CO2 monitoring technology continues to gain acceptance in hospitals and with our OEM customers.”

Commenting on the international marketplace, Mr. Miclot noted, “We continue to gain market share and momentum in the international sleep therapy market where we are progressing with our introduction of the M-Series. Clearance has been received and the product has been launched in nearly all major international markets. By the end of our second fiscal quarter, we expect the M-Series will have the necessary approvals and clearances for introduction into the remaining markets.”

Financial Position
The Company continues to maintain a strong balance sheet position, with $275.7 million of cash and marketable securities as of September 30, 2006, representing an increase of $10.4 million compared to June 30, 2006. During the quarter, the Company’s accounts receivable days sales outstanding was 64 days. The Company’s long-term debt balance was $26.3 million as of September 30, 2006. Respironics’ strong balance sheet positions the Company to execute its strategy which calls for optimizing the Company’s core growth drivers while investing in new areas of the sleep and respiratory markets. During the first quarter, the Company used $4.8 million for business acquisitions and strategic investments.

Outlook
For fiscal year 2007, the Company is comfortable with earnings per share estimates (exclusive of stock compensation expense) of approximately $1.73 to $1.77. Revenue expectations for the year are approximately $1,175 million to $1,190 million. Earnings per share estimates for the quarter ending December 31, 2006 are in the range of $0.42 to $0.43.

This earnings per share outlook does not include the impact of FASB No. 123( R ). During the 2007 fiscal year, the Company expects to incur approximately $13.5 million to $14.5 million of stock compensation expense on a pre-tax basis, or $0.12 to $0.13 per share after tax. The Company expects to incur $3.5 million to $4.0 million of stock compensation expense on a pre-tax basis, or $0.03 to $0.04 per share after tax during the second quarter of the 2007 fiscal year. The actual expenses recorded during the 2007 fiscal year may fluctuate based on factors such as the actual number of equity awards granted to employees and changes in the Company’s stock price and interest rates.

* * * * *

Respironics is a leading developer, manufacturer and distributor of innovative products and programs that serve the global sleep and respiratory markets. Focusing on emerging market needs, the Company is committed to providing valued solutions to help improve outcomes for patients, clinicians and health care providers. Respironics markets its products in 131 countries and employs more than 4,700 associates worldwide. Further information can be found on the Company’s Web site: www.respironics.com.

The Company will host a conference call at 8:30 a.m. Eastern Time today to discuss these quarterly results, market trends and future outlook. The conference call will be broadcast live over the Internet and can be accessed by all interested parties from the Company’s web site at
http://www.respironics.com or at http://www.companyboardroom.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. A replay of the web cast will be available following the call.

FORWARD-LOOKING STATEMENT
This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry; the success of the Company’s marketing, sales, and promotion programs; future sales, acceptance, and quality of the Company’s products and programs; the timing and success of new product introductions; new product development; anticipated cost savings; FDA and other regulatory requirements, enforcement actions, product recalls or related field actions; future results from acquisitions and strategic investments; growth rates in foreign markets; regulations and other factors affecting operations and sales outside the United States; foreign currency fluctuations; the effects of a major earthquake, cyber-attack or other catastrophic event that results in the destruction or disruption of any critical business or information technology systems; customer consolidation and concentration; increasing price competition and other competitive factors in the manufacture, distribution, and sale of products; interest rate fluctuations; expiration of intellectual property rights; intellectual property and related litigation; other litigation; future levels of earnings and revenues; the number of equity awards granted to employees and changes in the Company’s stock price; and third party reimbursement; all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the Company’s financial results are included in the reports filed with the SEC, including the reports on Form 10-K, 10-Q and 8-K.

RESPIRONICS, INC. AND SUBSIDIARIES

Condensed Statement of Operations &
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share amounts)

In managing its business, Respironics makes use of certain non-GAAP financial measures in evaluating the Company’s results of operations from core operations. The measure, “net income, excluding the impact of stock compensation expenses,” is reconciled with GAAP net income in the tables below:

	GAAP		Non-GAAP
	3 months		3 months
	Ended	FAS 123(R)	Ended
Fiscal Year 2007	9/30/06	Impact	9/30/06
Sales	$266,624		$266,624
Cost of goods sold	124,639	(170)	124,469

Gross profit	141,985	170	142,155
General & administrative expense	34,886	(2,015)	32,871
Sales, marketing, & commission expense	57,565	(662)	56,903
Research & development expense	14,513	(188)	14,325
Contribution to foundation	0		0
Restructuring & acquisition-related expense	1,686		1,686
Other (income) / expense, net	(1,985)		(1,985)

Net Income before income tax	$35,320	$3,035	$38,355
Income tax	13,251	940	14,191

Net Income	$22,069	$2,095	$24,164
Basic earnings per share	0.30		0.33
Basic shares outstanding	72,835		72,835
Diluted earnings per share	0.30		0.33
Diluted shares outstanding	73,710	418	74,128

	GAAP		Non-GAAP
	3 months Ended	FAS 123(R)	3 months Ended
Fiscal Year 2006	9/30/05	Impact	9/30/05
Sales	$240,222		$240,222
Cost of goods sold	107,543	(194)	107,349

Gross profit	132,679	194	132,873
General & administrative expense	41,551	(1,704)	39,847
Sales, marketing, & commission expense	50,506	(705)	49,801
Research & development expense	14,070	(170)	13,900
Contribution to foundation	1,500		1,500
Restructuring & acquisition-related expense	1,089		1,089
Other (income) / expense, net	(5,937)		(5,937)

Net Income before income tax	$29,900	$2,773	$32,673
Income tax	11,324	765	12,089

Net Income	$18,576	$2,008	$20,584
Basic earnings per share	0.26		0.29
Basic shares outstanding	71,869		71,869
Diluted earnings per share	0.25		0.28
Diluted shares outstanding	73,341	360	73,701

Respironics believes that presenting diluted earnings per share, excluding the impact of stock compensation expenses, is an additional measure of performance that investors can use to compare operating results between reporting periods. Management of the Company uses this information in evaluating the Company’s results of operations and believes that this information may also provide investors better insight in evaluating the Company’s earnings performance from core operations in comparison to the prior year.

Product Sales Summary

(Unaudited)
(Dollars in thousands)

	Three months ended
	9/30/06	9/30/05
Domestic Sleep and Home Respiratory Group	$138,258	$123,604
Domestic Hospital Group	43,337	42,404
International Group	85,029	74,214
Total	$266,624	$240,222

Condensed Balance Sheet

(Unaudited)
(Dollars in thousands)

	At	At
	9/30/06	6/30/06
Cash and cash equivalents	$257,072	$259,513
Marketable securities	18,645	5,838
Trade accounts receivable	189,487	187,502
Inventories	132,656	124,149
Other current assets	67,789	65,090
Total current assets	665,649	642,092
Property, plant and equipment (net)	138,669	137,943
Other assets, including goodwill	248,007	237,343
Total assets	$1,052,325	$1,017,378
Current liabilities	$211,664	$211,042
Long-term obligations	26,300	26,756
Other non-current liabilities	18,260	15,132
Shareholders’ equity	796,101	764,448
Total liabilities and shareholders’ equity	$1,052,325	$1,017,378